Exhibit 99.1

Consumers Bancorp Inc. Reports Second Quarter and Six Month Fiscal Earnings

Minerva, Ohio—February 3, 2004 (OTCBB: CBKM) Consumers Bancorp Inc. today reported fiscal second quarter earnings per share of $.18 a decrease of 35.7% compared to $.28 for the same period ending December 31, 2002. Net income for the quarter was $380 thousand a decline of 36.1% from $595 thousand reported for the same quarter a year ago. Return on average assets (ROA) and equity (ROE) for the second quarter was .83% and 8.46%, respectively. This compares to an ROA of 1.29% and ROE of 14.08%, for the second quarter 2002.

As previously reported, the Company’s earnings for the second quarter ended December 31, 2003 were impacted by a one-time charge related to the resignation of its president, Mark S. Kelly. Consumers after-tax expense to the Company under the severance agreement approximated $120 thousand or $.06 per common share. Operating earnings which represent net income adjusted for the one-time charge would be $500 thousand for the quarter ended December 31, 2003 with an adjusted ROA and ROE of 1.09% and 11.13%, respectively.

For the six months ended December 31, 2003, net income was $905 thousand, a decrease of 26.8% compared to $1.237 million last year. Year to date net income per share was $.42 decreasing 27.6% from $.58 for the prior year to date. Year to date ROA and ROE were .98% and 10.17%, respectively as compared to 1.34% and 14.89%, respectively for the prior year.

Consumers’ net interest income decreased $103 thousand over the prior year’s quarter results, while decreasing $405 thousand over the prior year’s six months results. Decreases in interest expense for the quarter ended December 31, 2003, caused the net interest margin to increase to 5.20 percent compared to 4.96 percent in the previous quarter ended September 30, 2003 and 5.41 percent for the quarter ending December 31, 2002. The net interest margin declined to 5.08% for the six-month period compared to 5.53% for the prior six-month period ended December 31, 2002.

Loan interest yields declined to 6.85% for the quarter ended December 31, 2003 from 7.28% for the quarter ended September 30, 2003 and 8.27% for the quarter ended December 31, 2002. The cost of interest bearing liabilities declined to 1.18% for the quarter ended December 31, 2003 as compared to 1.46% for the quarter ended September 30, 2003 and 2.17% for the quarter ended December 31, 2002.

Changes in other income for the second quarter and six months reflected the growth of deposit service charge income. Other income decreased by $8 thousand for the quarter and increased by $64 thousand for the six-month period ended December 31, 2003 as compared to the same periods in 2002. Non-interest expense increased $88 thousand or 4.61% for the quarter and $106 thousand or 2.8% for the six-month period. Non-interest expense for the second quarter ended December 31, 2003 was increased by the $180 thousand pre-tax charge related to the resignation of Mr. Kelly.

Assets at December 31, 2003 totaled $180 million, a decline of $2 million from June 30, 2003 and flat as compared to December 31, 2002. Growth in net loans accounted for $3.594 million for the quarter ended

December 31, 2003 after increasing $7.276 million for the six-month period from June 30, 2003. Growth in non-interest bearing deposits was $2.155 million for the six-month period ended December 31, 2003. Funding for both the increase in loans and investments during the quarter and six-months ended December 31, 2003 occurred primarily with a reduction of overnight Federal Funds sold.

The impact of a weaker economy was reflected in increases to non-performing assets from a year ago. Non-performing assets increased to $3.242 million at December 31, 2003 as compared to $1.124 million at June 30, 2003 and $1.427 million at December 31, 2002. Real estate mortgage loans and other real estate owned represent $3.171 million or 97.8% of the non-performing assets at December 31, 2003. Non-performing assets as a percent of the loan loss allowance represent 184.9% and 83.6% respectively at period end 2003 and 2002. Net charge-offs as a percent of average loans outstanding for the six month period ended December 31 are .31% for 2003 as compared to .28% for the same period ended 2002. At December 31, 2003, the allowance as a percent of outstanding loans decreased to 1.33% as compared with 1.36% for the prior year.

The Board of Directors of Consumers Bancorp Inc., declared a $.08 per share cash dividend for shareholders of record on December 22, 2003, payable on December 23, 2002. Total cash dividends paid during calendar year 2003 were $.32 per share, a 5.9% decrease, as compared to $.34 per share paid in 2002.

Steven L. Muckley, President and Chief Executive Officer of Consumers Bancorp Inc. and Consumers National Bank, stated “We look forward to 2004, with an emphasis on growing loans in our local markets. Key drivers of our revenue growth will be low interest rates, core deposit growth, and growth in deposit fees resulting from the bank’s Overdraft Privilege Program. However, many of our customers are affected by challenging economic conditions, resulting in higher non-performing loans. We believe the allowance for loan losses has been and continues to be maintained at an adequate level.”

Consumers provides a complete range of banking and other investment services to businesses and consumers through its core operations. Consumers Bancorp is a $180 million holding company with Consumers National Bank offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, and East Canton. Consumers wholly owned title agency, Community Title is located in Carrollton, Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

Contact: Paula J. Meiler Chief Financial Officer
1-330-868-7701 ext 168

Consumers Bancorp Inc.
Consolidated Financial Highlights
December 31, 2003

(Dollars in thousands, except per share data)

	Three Month Period Ended		Six Month Period Ended
	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002
EARNINGS:
Net interest income	$2,156	$2,259	$4,220	$4,625
Provision for loan losses	199	99	265	217
Other income	567	575	1,181	1,117
Other expenses	1,998	1,910	3,848	3,742
Income tax expense	146	230	383	546
Net income	380	595	905	1,237

Net income per share – Basic	$.18	$.28	$.42	$.58

PERFORMANCE RATIOS:
Return on average assets	.83%	1.29%	.98%	1.34%
Return on average equity	8.46	14.08	10.17	14.89
Net interest margin FTE	5.20	5.41	5.08	5.53

MARKET DATA:
Book value/common share	$8.27	$7.81
Market close, bid	23.25	22.50
Period end common shares	2,146,281	2,146,281
Average equity: avg. assets	9.81%	9.16%	9.69%	8.99%
Average common shares	2,146,281	2,146,281	2,146,281	2,146,281

ASSET QUALITY:
Net charge-offs	$117	$88	$197	$178
Non-performing assets	3,242	1,427
Allowance for loan losses	1,753	1,707
Net charge-off ratio	.36%	.28%	.31%	.28%
Allowance: loan	1.33%	1.36%

ENDING BALANCES:
Assets	$179,515	$180,014
Deposits	154,825	155,034
Loans, net	130,251	123,421
Shareholders’ Equity	17,742	16,767